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                                                                     Form 12b-25
                                                                      Exhibit 99
                                                        AT&T Capital Corporation
                                                     Retirement and Savings Plan


June 29, 1998


Securities and Exchange Commission
Washington, D. C.   20549

Re:   AT&T Capital Corporation
      Retirement and Savings Plan
      Exhibit 99


Dear Sirs/Madams:

Merrill Lynch Trust Company, Trustee for the AT&T Capital Corporation Retirement and Savings Plan (the "Plan"), was not able to provide on a timely basis to AT&T Capital Corporation, the Plan's Sponsor, certain financial information requested for AT&T Capital Corporation to file the Plan's Annual Report on Form 11-K. We are currently in the process of compiling this information. The compiling of information is complicated by the existence of a significant number of brokerage accounts maintained for plan participants which contain numerous transactions and securities.

The unexpected delay in finalizing information has resulted in the AT&T Capital Corporation delay in the preparation of the Plan's financial statements for the year ended December 31, 1997.

We are finalizing the above stated financial information as soon as possible with AT&T Capital Corporation so that they can file within the requested extension period.

Sincerely,

Claudia A. Rinshcler

Vice President
Department Manager
Merrill Lynch



cc:    Mr. Scott J. Moore
       Senior Vice President - Legal,
       General Counsel and Secretary
       of AT&T Capital Corporation